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EXHIBIT 99.3

Form of Empire Affiliate Agreement

January    , 2003

EMPIRE FEDERAL BANCORP, INC.
123 South Main Street
Livingston, Montana 59047
Attn: William H. Ruegamer
President & Chief Executive Officer

STERLING FINANCIAL CORPORATION
N. 111 Wall Street
Spokane, WA 99201
Attn: Daniel G. Byrne
Senior Vice President-Finance

Ladies and Gentlemen:

        I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Empire Federal Bancorp, Inc., a Delaware corporation ("Empire"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of September 19, 2002 (the "Merger Agreement"), by and between Empire and Sterling Financial Corporation, a Washington corporation ("Sterling"), Empire plans to merge with and into Sterling (the "Merger").

        I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Sterling ("Sterling Stock") in exchange for shares of common stock, par value $.01 per share, of Empire ("Empire Stock").

        I have carefully read this letter and reviewed the Merger Agreement and discussed the requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Sterling Stock and Empire Stock, to the extent I felt necessary, with my counsel or counsel for Empire.

        I represent, warrant and covenant with and to Sterling that in the event I receive any Sterling Stock as a result of the Merger:

        1.    I shall not make any sale, transfer, or other disposition of such Sterling Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Sterling, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        2.    I understand that Sterling is under no obligation to register the sale, transfer or other disposition of shares of Sterling Stock held by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        3.    I understand that stop transfer instructions will be given to Sterling's transfer agent with respect to shares of Sterling Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

    The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated

    January    , 2003, between the registered holder hereof and Sterling Financial Corporation, a copy of which agreement is on file at the principal offices of Sterling Financial Corporation.

        4.    I understand that, unless a transfer by me of the Sterling Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Sterling reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

    The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Sterling (i) an opinion of counsel in form and substance reasonably satisfactory to Sterling, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Sterling that the Sterling Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

        I further represent, warrant and covenant with and to Sterling that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Empire Stock or Sterling Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as Sterling notifies me that results covering at least 30 days of combined operations of Empire and Sterling after the Merger have been published by Sterling. I understand that Sterling is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

        I further understand and agree that this letter agreement shall apply to all shares of Empire Stock and Sterling Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,
By
Name:
Accepted this day of January, 2003
EMPIRE FEDERAL BANCORP, INC.
By:

Title:

STERLING FINANCIAL CORPORATION
By:

Title:

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Form of Empire Affiliate Agreement